Exhibit 99.1

Kohl's Corporation Reports Financial Results

•	Shifted comparable sales* increase 3.1%; fiscal comparable sales increase 4.3%
•	Gross margin increases 42 bps
•	Raises earnings per share guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—August 21, 2018-- Kohl’s Corporation (NYSE:KSS) today reported results for the three and six month periods ended August 4, 2018.

	Three Months			Six Months
($ in millions, except per share data)	2018	2017	Change	2018	2017	Change
Total revenue	$4,570	$4,395	4.0%	$8,778	$8,460	3.8%
Comparable sales*	3.1%	(0.4)%		1.8%	(1.5)%
Gross margin	39.5%	39.1%	42 bps	38.3%	37.8%	46 bps
Selling, general, and administrative expenses	$1,272	$1,220	4.3%	$2,532	$2,434	4.0%
Reported
Net income	$292	$208	40%	$368	$274	34%
Diluted earnings per share	$1.76	$1.24	42%	$2.21	$1.62	36%
Excluding loss on extinguishment of debt:
Net income	$292	$208	40%	$399	$274	46%
Diluted earnings per share	$1.76	$1.24	42%	$2.40	$1.62	48%

*Comparable sales for the 13 weeks ended August 4, 2018 and August 5, 2017

Michelle Gass, Kohl's chief executive officer, said, “We are pleased to report that our sales momentum continued in the second quarter, resulting in a comparable sales increase of 3.1%, our fourth consecutive quarter of positive comparable sales.  We saw strength across the business -- both our store and digital channels, all regions of the country, and our proprietary and national brands.  Our Men's and Women's apparel businesses led the company, followed closely by Footwear.  We also reported higher gross margin as a result of our ongoing focus on inventory management.  I would like to thank our team for their outstanding efforts in delivering strong and sustainable performance, which are reflected in our results.”

Dividend

On August 14, 2018, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.61 per share. The dividend is payable September 26, 2018 to shareholders of record at the close of business on September 12, 2018.

Guidance Update

The Company now expects its fiscal 2018 diluted earnings per share to be $4.96 to $5.36, compared to its prior guidance of $4.86 to $5.31.  Excluding the loss on extinguishment of debt, fiscal 2018 diluted earnings per share is expected to be $5.15 to $5.55, compared to prior guidance of $5.05 to $5.50.

Second Quarter 2018 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on August 21, 2018. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 433485. The conference call and replays are also accessible via the Company's website at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2018 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $650 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$4,310	$4,147	$8,263	$7,962
Other revenue	260	248	515	498
Total revenue	4,570	4,395	8,778	8,460
Cost of merchandise sold	2,605	2,525	5,101	4,953
Gross margin rate	39.5%	39.1%	38.3%	37.8%
Operating expenses:
Selling, general, and administrative	1,272	1,220	2,532	2,434
As a percent of total revenue	27.8%	27.8%	28.8%	28.8%
Depreciation and amortization	241	243	483	482
Operating income	452	407	662	591
Interest expense, net	65	75	135	150
Loss on extinguishment of debt	—	—	42	—
Income before income taxes	387	332	485	441
Provision for income taxes	95	124	117	167
Net income	$292	$208	$368	$274

Average number of shares:
Basic	165	168	165	169
Diluted	166	168	166	169
Earnings per share:
Basic	$1.77	$1.24	$2.23	$1.62
Diluted	$1.76	$1.24	$2.21	$1.62
Excluding loss on extinguishment of debt:
Net income	$292	$208	$399	$274
Diluted earnings per share	$1.76	$1.24	$2.40	$1.62

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	August 4, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$1,066	$552
Merchandise inventories	3,572	3,853
Other	404	381
Total current assets	5,042	4,786
Property and equipment, net	7,635	8,068
Other assets	238	230
Total assets	$12,915	$13,084

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,404	$1,370
Accrued liabilities	1,174	1,125
Income taxes payable	70	43
Current portion of capital lease and financing obligations	122	133
Total current liabilities	2,770	2,671
Long-term debt	2,273	2,796
Capital lease and financing obligations	1,537	1,637
Deferred income taxes	188	268
Other long-term liabilities	660	691
Shareholders' equity	5,487	5,021
Total liabilities and shareholders' equity	$12,915	$13,084

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(Dollars in Millions)	August 4, 2018	July 29, 2017
Operating activities
Net income	$368	$274
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	483	482
Share-based compensation	50	21
Deferred income taxes	(25)	(2)
Loss on extinguishment of debt	42	—
Other non-cash revenues and expenses	13	(5)
Changes in operating assets and liabilities:
Merchandise inventories	(24)	(53)
Accrued and other long-term liabilities	(88)	(176)
Accounts payable	133	(137)
Other current and long-term assets	89	36
Income taxes	6	(64)
Net cash provided by operating activities	1,047	376

Investing activities
Acquisition of property and equipment	(312)	(399)
Other	6	16
Net cash used in investing activities	(306)	(383)

Financing activities
Treasury stock purchases	(165)	(250)
Shares withheld for taxes on vested restricted shares	(21)	(12)
Dividends paid	(202)	(186)
Reduction of long-term borrowings	(528)	—
Premium paid on redemption of debt	(35)	—
Capital lease and financing obligation activity	(64)	(67)
Proceeds from stock option exercises	32	—
Net cash used in financing activities	(983)	(515)
Net decrease in cash and cash equivalents	(242)	(522)
Cash at beginning of period	1,308	1,074
Cash at end of period	$1,066	$552